EXHIBIT 2.1

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

      THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement") entered into as of February 12, 2001 is between iEXALT, Inc., a Nevada corporation, ("Buyer") and PsyCare America LLC, a Georgia limited liability company (the "Company").

Whereas, Buyer and Company are parties to that certain Asset Purchase Agreement dated November 1, 2000 (the "Asset Purchase Agreement");

Whereas, Buyer and Company wish to amend and restate the Asset Purchase Agreement to clarify certain terms;

Whereas, Buyer and Company agree that this Agreement shall be effective as of November 1, 2000 and shall replace the Asset Purchase Agreement in its entirety;

Now, therefore, Buyer and Company agree as follows:

                                   BACKGROUND

      The Company is engaged in the business of providing Christian-based therapy programs (the "Business").

      The Company has agreed to sell the assets described below and to assign to Buyer its rights and obligations under certain contracts.

      Buyer desires to purchase such assets and to assume certain liabilities and obligations of the Company as described below.

      In consideration of the foregoing and the mutual promises contained herein, the parties herein covenant and agree as follows:

1.    PURCHASE AND SALE OF ASSETS.

      1.1 CONVEYANCE OF ASSETS. At the First Closing (as defined in Section 2 below), the Company shall sell, assign, convey, deliver and transfer to Buyer those certain assets listed on Schedule 1.1 hereto (the "Assets"), and the Buyer shall accept and purchase the Assets from the Company, subject to the terms and conditions set forth in this Agreement.

      1.2 ASSUMPTION OF LIABILITIES. At the First Closing, Buyer shall assume and undertake to pay, honor and discharge all liabilities and obligations of the Company listed on Schedule 1.2 (i) to the extent they constitute valid and legally enforceable claims against the Company (the "Assumed Liabilities"). The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or the Company as compared to the rights and remedies which such third party would have had against Buyer or the Company had Buyer not assumed such liabilities.

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      1.3 PURCHASE PRICE. The purchase price for the Assets shall be payable in shares of Common Stock of Buyer as follows:

      (a) at the First Closing, Buyer shall deliver to the Company 200,000 shares of Common Stock, $.001 par value, of Buyer (the "Initial Shares"), in such denominations as the Company shall designate.

      (b) at the Final Closing (as defined in Section 2 below), Buyer shall deliver to the Company such number of shares of Common Stock, $.001 par value, of Buyer (the "Final Shares") as is equal to the Final Valuation. The "Final Valuation" shall be equal to $200,000 per contract or substantial value (as defined in Section 1.4 below) , not to exceed $1,000,000 in total Such Final Valuation shall be based upon a certification by the Company which is agreed to by Buyer that such contracts have been assigned or value received by Buyer, within 180 days of the First Closing. The Final Shares shall be equal to the Final Valuation divided by the average closing price of the Common Stock, as reported on the Over-the-Counter NASD (or such other exchange or reporting system on which Buyer's Common Shares are traded), for the thirty (30) trading days preceding the third business day before the Final Closing (the "Market Price"), less the Initial Shares. The Initial Shares and the Final Shares are collectively referred to as the "Shares". If the market value of the Initial Shares at the Final Closing is greater than Final Valuation amount, the Company shall not be obligated to return any of the Initial Shares to the Buyer.

      1.4 ASSIGNED CONTRACTS. The Company agrees that, at the request of the Buyer, it shall use reasonable efforts to obtain the consent of any third party required for the effective and valid assignment and transfer of any Assigned Contract (as defined in Section 4.8 below) or otherwise to cooperate to obtain for Buyer the economic benefit of the Assigned Contract.

      2. CLOSING. The closing date of the transactions provided for in this Agreement (the "First Closing") shall be November 1, 2000, at a time and place mutually agreeable to the parties. The Final Closing shall take place on November 1, 2002.

3. CERTAIN COVENANTS. In consideration of their respective entry into this Agreement, the Buyer and the Company do hereby covenant and agree as follows:

      3.1.  EMPLOYEES.

      (a) Except for those employees listed on Schedule 3.1, Buyer is under no duty or obligation to hire any of the current employees of the Company and Buyer will have no obligation to any employees not listed on Schedule 3.1 for any accrued benefits or other rights.

      (b) The Buyer and the Company agree that those employees who accept an offer of employment from the Buyer (if the Buyer extends any such offer) will become employees of the Buyer effective at the First Closing and will cease to be employees of the Company as of that time. The Buyer agrees to assume liability for accrued, but unused paid days leave for such employees, as indicated on Schedule 3.1.

      (c) The Company shall be responsible for the payment of severance pay to the employees of the Company who are not offered or do not accept employment with Buyer to the extent same may be payable, if at all, under the current severance policy of the Company. Buyer agrees to pay any severance payment, if any, which may become due and payable to employees who accept employment with Buyer.

      (d) The Company shall provide the necessary notices and comply with all other requirements regarding continuation of medical coverage under the Consolidated Omnibus Budget Reconciliation's Act of 1985 (COBRA) with

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respect to those employees who cease to be employed by the Company as of the
First Closing.

      3.2 Access to Information. Buyer agrees to provide reasonable access to business and patient records and files transferred to Buyer pursuant to this Agreement to the extent that such access may be required by the Company in connection with matters relating to or affected by the operations of the Company or the Assets prior to the First Closing.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company covenants, represents and warrants to the Buyer as follows:

      4.1. ORGANIZATION AND AUTHORITY. The Company is duly organized, validly existing and in good standing under the laws of Georgia, and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements executed and delivered to the Buyer in connection herewith have been duly executed and delivered by the Company, have been effectively authorized by all necessary action, corporate or otherwise, and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

      4.2. NO CONFLICT OR BREACH. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not constitute a breach of any of the terms or provisions of, or a default under, any agreement, indenture or other instrument to which the Company is a party.

      4.3. APPROVALS. Except as listed on Schedule 4.3, no consent, approval or authorization prescribed by any law, rule or regulation, or by any agreement to which the Company is a party or by which it is bound or affected, is required in order to permit the consummation of the transactions contemplated by this Agreement.

      4.4. LITIGATION: NO LEGAL BAR. There are no proceedings pending, or to the knowledge of the Company, threatened against the Company, including, without limitation, any investigation, audit, lawsuit, arbitration or other legal proceedings whatsoever except as listed in Schedule 4.4. The Company is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding is pending or, to the best of the Company's knowledge, threatened against the Company which questions the validity of this Agreement or any of the actions which the parties hereto have taken in connection herewith or which it is contemplated they shall take in connection herewith.

      4.5. FINANCIAL STATEMENTS. The financial statements of the Company, attached hereto as Schedule 4.5 ( the "Financial Statements") fairly present the financial condition of the Company as of their respective dates and the results of the operations of the Company for the periods indicated. All of the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

      4.6. OWNERSHIP OF THE ASSETS. The Company is the lawful owner of and has good title to each of the Assets, and has conveyed them to Buyer free and clear of all liens and encumbrances.

      4.7. LIABILITIES. Except as disclosed in the Financial Statements or on
Schedule 4.7, the Company has no liabilities, actual or contingent, except for liabilities that have arisen in the ordinary course of the Company's Business from and after the date of the most recent Financial Statements.

      4.8. ASSIGNED CONTRACTS. The Company has not breached any material provision of any Assigned Contract, and, to the knowledge of the Company, no third party has breached any material provision of any Assigned Contract. Except as disclosed on Schedule 4.8, to the knowledge of the Company, the consummation of the transactions

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contemplated by this Agreement will not give any third party the right to alter or terminate any Assigned Contract.

      4.9. ACCURACY OF INFORMATION FURNISHED. The Company has not made any material misstatement of fact or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading the representations, warranties and agreements set forth herein, or in any exhibit of Schedule hereto or certificate or other document furnished in connection herewith.

      4.10. SECURITIES LAW COMPLIANCE.

                  (i) The Company has been represented by such legal and tax counsel and others as the Company has found necessary to consult concerning this transaction, and such representation has included an examination of applicable documents and an analysis of tax, financial and securities law aspects. The Company, together with such counsel and advisors, have sufficient knowledge and experience in business and financial matters to evaluate the information furnished and the merits and risks of information contemplated by this Agreement and to make an informed investment decision with respect thereto;

                  (ii) Buyer has made available to the Company, its counsel and advisors, prior to the date hereof, the opportunity to ask questions of and to receive answers from Buyer and its representatives, concerning the terms and conditions of the Acquisition and access to obtain any information, documents, financial statements and records relative to Buyer, its business and an investment in Buyer, and necessary to verify the accuracy of any information furnished. All materials and information requested by Buyer, its counsel and advisors, including any information requested to verify any information furnished to Buyer, has been made available;

                  (iii) The Company is receiving Buyer's Common Stock for its own account, for investment purposes only, and not with a view to or for the transfer, assignment, resale or distribution thereof in whole or in part, except that Buyer's Common Stock may be distributed to the shareholders of the Company as part of any partial or complete liquidation of the Company or as a dividend to the Company's members. There is no prearranged plan to dispose of the Buyer's Common Stock. The Company understands the meaning and legal consequences of the foregoing representations and warranties. The Company is not an "underwriter" of the securities as that term is defined in Section 2(11) of the Securities Act of 1933 (the "1933 Act") and the Company will not take or cause any action to be taken that would cause the Company to be deemed an "underwriter" of the securities;

                  (iv) The Company understands that the issuance of Buyer's
            Common Stock to the Company has not been registered under the 1933 Act nor pursuant to the provisions of the securities or other laws of any applicable jurisdictions. The Company further understands that the Buyer's Common Stock cannot be sold, assigned or otherwise disposed of until such sale, assignment or disposition is registered or an exemption from registration is available.

5. REPRESENTATION AND WARRANTIES OF BUYER. The Buyer represents and warrants to the Company as follows:

      5.1. ORGANIZATION AND AUTHORITY.

            (a) The Buyer is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business, own or lease its properties and assets and to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby.

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
            (b) This Agreement and all other agreements executed and delivered by the Buyer in connection herewith have been duly executed and delivered by the Buyer, have been effectively authorized by all necessary action, and constitute legal, valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

            (c) Buyer has obtained all necessary consents, approvals,
                authorizations or estoppels of any other person or governmental or regulatory authority required to be obtained to authorize and permit the Company to acquire the Shares. The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein by Buyer and the performance of the covenants and agreements herein, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any Articles of Incorporation or Bylaws of Buyer; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or conditions of any material mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which Buyer is a party or by which Buyer or any of its properties may be bound; or (iii) violate any law or regulation.

      5.2. LITIGATION, PROCEEDINGS, NO LEGAL BAR. No litigation, proceeding or governmental investigation or inquiry is pending or, to the best of Buyer's knowledge, threatened against Buyer that if determined against Buyer could have a material adverse effect on Buyer or the Shares or that seeks to delay, hinder or prohibit any of the transactions contemplated hereby. The Buyer is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding is pending or, to the best of its knowledge, threatened against Buyer which questions the validity of this Agreement or any of the actions which the parties hereto have taken in connection herewith or which it is contemplated they shall take in connection herewith.

      5.3 ISSUANCE OF SHARES. The issuance of the Shares has been duly authorized and, upon delivery of certificates therefor, such shares will have been validly issued and fully paid and will be nonassessable, and free and clear of all pledges, liens and encumbrances. The shares will be restricted shares. The Buyer's Common Stock is the only class of capital stock of Buyer, authorized or issued.

      5.4 SEC DOCUMENTS. Buyer has timely filed with the SEC all material required, mandated documents, and will timely file all required SEC Documents (all such documents are collectively referred to as the "Buyer SEC Documents"). As of their respective dates, the Buyer SEC Documents complied or will comply in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and none of the Buyer SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included or to be included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

      5.5 ACCESS TO INFORMATION. Buyer acknowledges that the Company has provided access to Buyer, prior to the date hereof, such information, documents, and records relative to its Business, the Assets and the Assumed Liabilities as Buyer has requested and Buyer has been provided the opportunity to ask questions and receive answers from the Company and its representatives.

      5.6 INSURANCE. With respect to the Assigned Contract between the Company and Caritas Peace Hospital, as of the date hereof, Buyer has in effect insurance policies of the type and amount as required in the contract. The professional liability policy provides for coverage on all claims made after the First Closing.

6. RIGHT OF FIRST REFUSAL. In the event that the Company wishes to sell all or some of the Initial Shares prior to the Final Closing, the Company hereby grants to Buyer a right of first refusal (the "Right of First Refusal") to purchase the Initial Shares which the Company desires to sell. Each time the company proposes to sell any of the Initial Shares, the Company shall give written notice (the "Transfer Notice") to Buyer describing the number of shares proposed for transfer (the "Offered Shares") and the proposed transfer price (the "Offered Price"). Buyer shall have five business days from the date of the Transfer Notice to deliver a notice to the Company stating that Buyer wishes to exercise its Right of First Refusal with respect to all, but not less than all, the Offered Shares. If Buyer exercises its right of first refusal, the transfer of the Offered Shares shall take place within five (5) days by Buyer paying to the Company the aggregate Offered Price in cash or immediately available funds. If Buyer fails to exercise its Right of First Refusal within five days of the Transfer Notice or if Buyer fails to pay the Offered Price within five (5) days of exercising its Right of First Refusal, the Right of First Refusal shall expire with respect to the Offered Shares and the Company may conclude a transfer of the Offered Shares to any other party.

7.    INDEMNIFICATION.

      7.1. INDEMNIFICATION BY THE COMPANY. Provided that Buyer gives notice to the Company of any claims for indemnification hereunder within twelve (12) months of the First Closing, the Company hereby agrees to Indemnify and hold harmless the Buyer from and against any and all costs, losses, liabilities, damages, claims or expenses (including, without limitation, legal fees and expenses incurred in defending against any such claims) incurred by the Buyer arising out of or resulting from:

(A) ANY MATERIAL MISREPRESENTATION, BREACH OF ANY REPRESENTATION OR WARRANTY, OR NON-FULFILLMENT OF ANY OBLIGATION OR COVENANT MADE BY THE COMPANY IN THIS AGREEMENT, ANY SCHEDULE HERETO, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED BY THE COMPANY IN CONNECTION HEREWITH;

            (b) Any tax liability for events occurring prior to the First
                Closing.

            (c) All claims based upon acts or omissions of the Company occurring on or prior to the First Closing and which are asserted after the First Closing against the Buyer or any assets related to the conduct of the Business by the Company and which were not specifically acquired or assumed by Buyer pursuant to this Agreement.

      7.2 INDEMNIFICATION BY THE BUYER. The Buyer hereby agrees to indemnify and hold harmless the Company from and against any and all costs, losses, liabilities, damages, claims or expenses (including, without limitation, legal fees and expenses incurred in defending against any such claims) incurred by the Company and arising out of or resulting from any promise, representation, obligation or liability of the Buyer under this Agreement, including but not limited to Buyer's ownership, possession and use of the Assets upon and after the First Closing or accruing under any Assumed Liability and Assigned Contract.

      7.3 INDEMNIFICATION LIMIT. In no event shall an Indemnified Party be entitled to payment in excess of the Purchase Price for any single or aggregate claim(s) made pursuant to sections 7.1 and 7.2 above, nor shall the Indemnified Party be entitled to payment unless the aggregate claims under this Agreement exceed twenty-five thousand dollars ($25,000); provided however that when such claims aggregate $25,000, the Indemnified Party shall be entitled to receive the full amount of all such claims, not to exceed the amount of the Purchase Price.

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8. RESTRICTIVE COVENANTS. Without the prior written consent of Buyer, from and after the First Closing, the Company agrees not to engage in any Competitive Business anywhere within the United States of America (the "Territory") for a period of 24 months from the date of the First Closing (the "Restrictive Period"). As used herein, the term "Competitive Business" means the Business or any other business activity which would compete with the Business and shall include participation as an owner, shareholder, or partner. Furthermore, during the Restrictive Period, the Company shall not solicit any officer or other employee of Buyer to terminate his or her employment relationship with Buyer or solicit any customer of Buyer to divert to any entity or person the business of such customer.

9.  MISCELLANEOUS.

      9.1. NOTICE. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or one business day after having been mailed overnight express courier delivery, addressed as follows:

            IF TO THE COMPANY:  PsyCare America LLC
                                4355 Shackleford Road
                                Norcross, Georgia 30093
                                Attn: Bonnie L. Herron

            IF TO THE BUYER:    iEXALT, Inc.
                                4301 Windfern Drive
                                Houston, TX 77041
                                Attn:  Donald Sapaugh

      9.2. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Georgia.

      9.3. COMPLETE AGREEMENT. This Agreement, including all documents and instruments delivered pursuant hereto, constitutes the complete agreement of the parties hereto and shall supersede all previous and contemporaneous negotiations, correspondence, commitments, agreements and understandings of the parties with respect to the transactions contemplated hereby.

      9.4. TAXES AND MISCELLANEOUS EXPENSES.

            (a) The sales or use tax, if any, imposed in connection with the sale of any of the Assets shall be paid by the Company.

            (b) All other taxes and governmental charges including but not limited to real property taxes, personal property taxes and motor vehicle license fees, and payroll taxes shall be paid by the party upon whom the charge is imposed by law as of the First Closing.

      9.5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The covenants, representations and warranties contained in this Agreement, and any certificates or other writings delivered by any of the parties pursuant to its consummation, shall survive the execution and delivery of this Agreement until all obligations hereunder have been performed.

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
      9.6. FURTHER ASSURANCES. The Company and the Buyer covenant and agree to provide each other reasonable cooperation and assistance and to deliver additional documents reasonably requested by the other party to implement the transactions contemplated in this Agreement.

      9.7. AMENDMENT AND WAIVER. No amendment, waiver or modification of this Agreement shall be effective unless it shall be in writing and signed by the party or parties against which such amendment or waiver is to be enforced.

      9.8. SCHEDULES. The Schedules attached hereto are incorporated by reference into this Agreement and are a part hereof.

      9.9. COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

      9.10. ARBITRATION. Both parties agree to follow the RULES OF PROCEDURE FOR CHRISTIAN CONCILIATION of the Institute for Christian Conciliation (a division of Peacemaker Ministries) for any and all disputes concerning or arising out of this Agreement. Both parties agree that the Bible commands parties to make every effort to resolve disputes with each other in private and in obedience agree to proceed to legally binding arbitration before a mutually agreed arbitrator. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil court.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


      iEXALT, INC.                           PSYCARE AMERICA LLC

      By: /s/ DONALD SAPAUGH                 By: /s/ J. LELAND STRANGE
          --------------------------------       ------------------------------
              Title: CHAIRMAN/CEO                    Title: PRESIDENT
                     ------------------                     -------------------

      Witness: /s/ CHARLES CAPERTON          Witness: /s/ BONNIE HERRON
               --------------------------             -----------------
                   Title: PRESIDENT PREMIERCARE, LLC      Title: VP & SEC
                          --------------------------             --------------

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                                  SCHEDULE 1.1
                                     ASSETS


1. All right, title and interest of the Company in, to and under any and all trademarks and tradenames used in connections with the Business, including without limitation, the trademark "Rapha", and all goodwill associated therewith

2. All right, title and interest of the Company in, to and under any service marks used in connection with the Business of the Company

3. All registrations in any jurisdiction for the marks identified in parts 1 and 2 hereto.

4. All right, title and interest of the Company in the domain name, www. Rapha-Hope.com, WWW.RAPHACARE.COM, and any other Rapha related url.

5.    The website at WWW.RAPHA-HOPE.COM and related websites.

6. The toll free phone number 800-383-HOPE and all subsidiary or other marketed toll free numbers.

7.    All customer lists of the Company

8.    Copies of all files related to the Assigned Contracts

9. All trade secrets, know how, confidential information and other proprietary rights of the Company.

10. All inventory of printed material, books, videos & tapes, clinical educational materials and admission packets which the Company has on hand as of the First Closing.

11.

11. All of the Company's interest in any software programs and licenses used in the Business

12. All right, title and interest of the Company in, to and under the following Assigned Contracts:

      a) License Agreement between PsyCare America, LLC, Robert McGee and Search Resources, Inc. dated June 1, 1994 and as amended July 1, 1996.

      b) Rapha Management Services Agreement with Caritas Peace Hospital dated December 5, 1997.

      c) Services and License Agreement with Willis Knighton Medical Center dated January 15, 1999.

      d) Services and License Agreement with Baptist Medical Center dated February 15, 1999.

      e) Services and License Agreement with Laureate Psychiatric Clinic and Hospital, Inc. dated March 15, 2000.

      f) Verbal agreement with Michael Weaver providing for the right to use the Rapha program for his personal counseling practice in return for a monthly fee.

      g) Verbal agreement with Christia Britt providing for the right to use the Rapha program for her personal counseling practice in return for a monthly fee.

14. Outpatient Programs in Dallas, Texas to the extent that these are assumed by Buyer

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                                  SCHEDULE 1.2

                               ASSUMED LIABILITIES


1. All of the Company's obligations and duties related to the Assigned Contracts, including the obligation to maintain in place general and professional liability and workers compensation insurance in the amounts required under each Assigned Contract.

2. The obligation related to Accrued Paid Days Leave for those employees listed on Schedule 3.1

3. Any severance payments, if any, after the First Closing payable to those employees listed on Schedule 3.1.

4. Obligations, if any, related to the License Agreement between PsyCare America, Robert McGee and Search Resources to the extent that the contract is assumed by Buyer.

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                                  SCHEDULE 3.1

EMPLOYEES HIRED BY BUYER & PDL HOURS AT 10/20/00

DALLAS, TX:
Michael Schumacher                                    126.11 PDL hours

                                 LOUISVILLE, KY
Melodee Marley                                  123.62 PDL hours
Robert Ayers                                          (5.87) PDL hours
William Doyle                                         100.00 PDL hours

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                       SCHEDULE 4.2 NO CONFLICT OR BREACH
                                       AND
                             SCHEDULE 4.3 APPROVALS


CERTAIN OF THE ASSIGNED CONTRACTS REQUIRE APPROVAL OF THE OTHER PARTY TO THE AGREEMENT PRIOR TO ASSIGNMENT AND THE OTHER PARTIES MAY WITHHOLD APPROVAL IN THEIR DISCRETION AND IN SOME INSTANCES MAY TERMINATE THE CONTRACTS. THE COMPANY HAS NOT SOUGHT APPROVAL OF THE OTHER PARTIES; CONSEQUENTLY, THE ONE OR MORE OF THE OTHER PARTIES MAY EXERCISE THEIR RIGHT TO TERMINATE THE CONTRACTS. THE FOLLOWING CONTRACTS REQUIRE CONSENT OF THE OTHER PARTY.

o     Contract with Caritas Peace Hospital
o     Contact with Willis Knighton
o     Contact with Baptist Medical Center
o     Contract with Laureate Psychiatric Clinic



                             SCHEDULE 4.4 LITIGATION

None


                        SCHEDULE 4.5 FINANCIAL STATEMENTS
 Attached hereto



SCHEDULE 4.8 ASSIGNED CONTRACTS

Refer to the information provided in Schedule 4.2 and 4.3.

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